UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  04/23/2010

Oxygen Biotherapeutics, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  002-31909

Delaware	26-2593535
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

2530 Meridian Parkway
Durham, NC 27713
(Address of principal executive offices, including zip code)

919-806-4530
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement

On June 8, 2009, Oxygen Biotherapeutics, Inc. ("OBI"), entered into a securities purchase agreement with JP SPC 1 Vatea, Segregated Portfolio (formerly Vatea Fund, Segregated Portfolio), an investment fund formed under the laws of the Cayman Islands. This agreement was previously reported on the Current Report on Form 8-K filed by OBI with the Securities and Exchange Commission on June 8, 2009.

Under the terms of the agreement, Vatea purchased on July 10, 2009, 20 million shares of OBI restricted common stock at a price of $0.25 per share, or a total of $5 million. Furthermore, the agreement establishes milestones for the achievement of product development and regulatory targets and other objectives, after which Vatea is required to purchase 60 million additional shares for $15 million, assuming all the milestones are achieved. On September 1, 2009, OBI and Vatea entered into an amendment to the agreement. Under the amendment, the parties agreed to add an additional schedule of milestones, which was an alternative to the original schedule. This first amendment was previously reported on the Current Report on Form 8-K filed by OBI with the Securities and Exchange Commission on September 2, 2009.

On April 23, 2010, OBI and Vatea entered into a second amendment to the agreement. Under the amendment, the parties agreed to amend two provisions of the agreement. The first modification is a change to the form of fees paid to the facilitating agent, Melixia. For all closings under the agreement occurring on or after April 23, 2010, cash fees will no longer be issued. Fees will be paid in the form of issuance of restricted shares of common stock, in an amount equal to 20% of the payments paid at each closing. The second modification changes the schedule of milestones. The new schedule includes a closing of US$500,000 on or before April 30, 2010, another closing in the same amount on or before May 30, 2010, and a closing in the amount of US$3,500,000 on the earlier of (1) closing of a license or sales agreement with an aggregate value in excess of US$500,000 or (2) December 31, 2011. Multiple tranches and multiple earlier closings are possible. The Subsequent Closing Dates shall occur within sixty (60) days of the notice or the triggering event. The remaining balance of US$4,500,000 under the agreement shall be purchased based on achievement of the following amended milestones:

Milestone

A.Commitment letter to the Company for direct research funding
from the U.S. Army in the amount of $2,000,000, or higher        WEIGHT: 0.33

B. Written license with unaffiliated party for distribution of a product

(Wundecyte, Wundecyte Bandage, Acnecyte, Rosacyte, etc) that provides for license fee payments totaling US$1,000,000 within three months
of contract date, exclusive of royalties                 WEIGHT: 0.33

C. Clinical Hold lifted for TBI trial by the FDA        WEIGHT: 0.33

At its own election, the Investor can choose to buy Commitment Shares for a milestones, even when the milestone is not achieved. In that case, multiple tranches and multiple earlier closings are possible. The Subsequent Closing Dates shall occur within sixty (60) days of the notice or the triggering event.

Item 8.01.    Other Events

In connection with the filing of OBI's Annual Report on Form 10-K for the fiscal year ended April 30, 2009, OBI inadvertently incorporated, as Exhibit 10.15, the Engagement Letter (the "Engagement Letter") between OBI and Chris J. Stern, which has been superseded by the employment agreement dated February 1, 2009, between OBI and Chris J. Stern (the "Employment Agreement"). Due to administrative oversight, OBI inadvertently included this prior Engagement Letter. OBI hereby corrects this administrative error by filing the attached Employment Agreement, as described in our Form 8-K filed February 3, 2009.

Our principal laboratory facilities are leased under a Standard Industrial Lease dated March 22, 2000 (the "Lease Agreement"), for the property located at 3189 Airway Avenue, Building C, Costa Mesa, California 92626. We have performed principally research and development operations on these premises. Accordingly, OBI is filing a copy of the Lease Agreement, including its Addendums, as previously described in our Form 10-K for the fiscal year ended April 30, 2009.

The foregoing referenced descriptions of each of the Employment Agreement and the Lease Agreement do not purport to be complete and are qualified in their entirety by reference to Exhibits 10.2 and 10.3 hereto, each of which is incorporated into this Item 8.01 by reference.

Item 9.01.    Financial Statements and Exhibits

Pursuant to Item 601 of Regulation S-K, OBI is filing with this report as Exhibit 10.1 Amendment No. 2 to Securities Purchase Agreement (including Appendix A) between OBI and JP SPC 1 Vatea, Segregated Portfolio, dated April 23, 2010, as Exhibit 10.2 Employment Agreement with Chris J. Stern dated February 1, 2009, and as Exhibit 10.3 Standard Industrial Lease with Sandra L. Vetter and/or Ottomar J. Vetter dated March 22, 2000.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Oxygen Biotherapeutics, Inc.

Date: April 27, 2010	By:	/s/ Chris Stern
Chris Stern
CEO

EXHIBIT INDEX

Exhibit No.	Description
EX-10.1	Amendment No. 2 to Securities Purchase Agreement
EX-10.2	Employment Agreement with Chris Stern dated February 1, 2009
EX-10.3	Standard Industrial Lease